Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS YEAR END AND FOURTH QUARTER 2023 RESULTS;
PROVIDES 2024 EARNINGS GUIDANCE

Highlights include:

•Annual net sales of $5.5 billion, our second highest in company history
•Operating income of $746.6 million and operating margin of 13.5%, a 280 bps improvement from 2019
•Record net cash provided by operations of $888.2 million in 2023
•2023 diluted EPS of $13.35, more than double 2019 diluted EPS of $6.40, or $13.18 without tax benefits
•2024 diluted EPS guidance range of $13.10 - $14.10, including an estimated $0.10 tax benefit
______________________

COVINGTON, LA. (February 22, 2024) – Pool Corporation (Nasdaq/GSM:POOL) today announced full year and fourth quarter 2023 results.

“After a challenging start, we achieved our second highest annual sales in company history of $5.5 billion against a backdrop of unfavorable weather in the first half of the year that delayed pool openings and a slowdown in new pool construction as the housing market came to grips with elevated interest rates. As the year progressed, we were able to adapt to the demand environment and manage the business effectively. In 2023, we added fourteen greenfield and five acquired locations, ending the year with 439 sales centers, showing our strategic investment in organic growth to increase our customer reach and create capacity for additional products and services, while maintaining our industry-leading position. We also generated record operating cash flows of $888.2 million and returned $473.8 million to our shareholders in dividends and share repurchases. Looking back on the year, I am proud of our team who remained focused on delivering an outstanding customer experience, which enabled us to outperform the industry through innovation, execution and collaborative partnerships,” commented Peter D. Arvan, president and CEO.

Year ended December 31, 2023 compared to the year ended December 31, 2022

Following a period of significant growth over the prior three years, net sales decreased 10% to $5.5 billion in 2023 compared to $6.2 billion in 2022, resulting in a compound annual growth rate (CAGR) of 15% from 2019 to 2023. Base business results approximated consolidated results for the period. Our net sales benefited approximately 3% to 4% from inflationary product cost increases in 2023 versus a benefit of 10% in 2022. Unfavorable weather conditions in certain markets throughout the first half of the year resulted in a slow start to the swimming pool season and slower maintenance activity than anticipated, limiting sales in the first and second quarters. Our results were also impacted by lower volumes of discretionary pool products sold due to reduced pool construction activity and discretionary replacement activity.

Gross profit was $1.7 billion in 2023, a 14% decrease from gross profit of $1.9 billion in 2022. Our gross profit increased at a 16% CAGR from 2019 to 2023. Gross margin declined 130 basis points to 30.0% in 2023 compared to 31.3% in 2022. Our 2023 gross margin is in line with our longer-term annual gross margin outlook, while our prior year gross margin benefited from higher levels of inflation and price increases.

Selling and administrative expenses (operating expenses) increased 0.6%, or $5.8 million, to $913.5 million in 2023. As a percentage of net sales, operating expenses increased 180 basis points to 16.5% in 2023 compared to 14.7% in 2022. During 2023, volume-driven expenses were managed in line with lower sales, and our largest expense growth drivers related to inflationary wage increases, rent and facility costs and insurance and healthcare-related costs.

Operating income for the year decreased 27% to $746.6 million, down from $1.0 billion in 2022. Our operating income increased at a 22% CAGR from 2019 to 2023. Operating margin decreased 310 basis points to 13.5% in 2023 compared to 16.6% in 2022.

Interest and other non-operating expenses, net for the year increased $17.5 million compared to 2022, as higher average interest rates more than offset a decrease in average debt.

We recorded a $6.7 million, or $0.17 per diluted share, tax benefit from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, for the year ended December 31, 2023 compared to a tax benefit of $10.8 million, or $0.27 per diluted share, realized in 2022.

Net income declined 30% to $523.2 million in 2023 compared to $748.5 million in 2022. Earnings per share decreased 29% to $13.35 per diluted share compared to a record of $18.70 per diluted share in 2022. Without the impact from ASU 2016-09 in both periods, earnings per diluted share decreased 28% to $13.18 per diluted share compared to $18.43 per diluted share in 2022. From 2019 to 2023, our earnings per diluted share increased by a 20% CAGR and a 23% CAGR without the impact from ASU 2016-19.

Adjusted EBITDA decreased 25% to $806.9 million in 2023 compared to $1.1 billion in 2022 and was 14.6% of net sales in 2023 compared to 17.5% of net sales in 2022.

Balance Sheet and Liquidity

On the balance sheet at December 31, 2023, we ended the year with days sales outstanding ratio of 26.8, as calculated on a trailing four quarters basis, consistent with 26.9 days at December 31, 2022. Inventory levels decreased 14% to $1.4 billion, compared to $1.6 billion at December 31, 2022, consistent with our inventory reduction goals and partially offset by increases from early buy vendor deals that we took advantage of in the last quarter of the year. Total debt outstanding decreased $333.5 million to $1.1 billion as we have used operating cash flows to reduce our debt.

Net cash provided by operations was a record $888.2 million in 2023 compared to $484.9 million in 2022, an increase of $403.4 million, primarily driven by positive changes in working capital, particularly as we sold through our prior year strategic inventory purchases, partially offset by lower net income. Our 2023 operating cash flows funded our $333.5 million debt reduction, $306.4 million in share repurchases, $167.5 million in dividends paid to our shareholders and $71.6 million of investments in capital expenditures and acquisitions.

Fourth quarter ended December 31, 2023 compared to the fourth quarter ended December 31, 2022

Net sales decreased 8% to $1.0 billion in the fourth quarter of 2023 compared to $1.1 billion in the fourth quarter of 2022. Base business results approximated consolidated results for the period. Maintenance activities and demand for non-discretionary products were stable. Lower sales during our seasonally slowest time of year were largely attributable to softer spending, particularly for discretionary products, as pool construction-related activities remained tepid.

Gross profit decreased 7% to $293.8 million in the fourth quarter of 2023 from $315.7 million in the same period of 2022. Gross margin increased 50 basis points to 29.3% in the fourth quarter of 2023 compared to 28.8% in the fourth quarter of 2022. The change in gross margin between periods was consistent with our expectation due to the impact of lower inflation from vendor price increases compared to last year. While our gross margin in the fourth quarter of 2022 benefited from higher levels of inflation and price increases, it was also negatively impacted 120 basis points from $13.0 million recorded within Cost of sales related to increased duties and tariffs for certain imported chemicals.

Operating expenses increased 3% to $214.4 million in the fourth quarter of 2023 compared to $208.4 million in the fourth quarter of 2022. As a percentage of net sales, operating expenses were 21.4% in the fourth quarter of 2023 compared to 19.0% in the same period of 2022.

Operating income in the fourth quarter of 2023 decreased 26% to $79.3 million compared to $107.3 million in the same period of 2022. Operating margin decreased 190 basis points in the fourth quarter.

Interest and other non-operating expenses in the fourth quarter of 2023 decreased $3.4 million compared to the fourth quarter of 2022, primarily due to a decrease in average debt between periods.

We recorded an $0.8 million, or $0.02 per diluted share, tax benefit from ASU 2016-09 in the fourth quarter of 2023 compared to a tax benefit of $1.2 million, or $0.03 per diluted share, realized in the fourth quarter of 2022. Net income decreased 28% in the fourth quarter of 2023 to $51.4 million compared to $71.9 million in 2022. Earnings per diluted share decreased 27% to $1.32 in the fourth quarter of 2023 compared to $1.82 for the same period in 2022. Without the impact from the tax benefits discussed above in both periods, earnings per diluted share decreased 27% to $1.30 compared to $1.79 in 2022.

2024 Outlook

“We have the privilege of serving a unique industry that grows intrinsically; as new pools are built and added to the installed base, including an estimated 75,000 pools built in 2023, demand for products to maintain and enhance these pools grows too. These consistent additions to the installed base of swimming pools and related upkeep, technological advancements and product upgrade trends continue to be growth drivers for the outdoor living industry. We are well-positioned and confident in our ability to capitalize on these opportunities and continue our long-term trends of consistent growth and exceptional shareholder returns. We expect earnings for 2024 will be in the range of $13.10 to $14.10 per diluted share, including an estimated $0.10 favorable impact from ASU 2016-09,” added Arvan.

(Unaudited)		2024 Earnings Guidance Range
	2023	Floor	% Change	Ceiling	% Change
Diluted EPS	$13.35	$13.10	(2)%	$14.10	6%
Less: ASU 2016-09 tax benefit	0.17	0.10		0.10
Adjusted Diluted EPS	$13.18	$13.00	(1)%	$14.00	6%

We estimate that we have approximately $3.8 million in unrealized tax benefits related to stock options that will expire and restricted stock awards that will vest in the first quarter of 2024, adding $0.10 in diluted earnings per share in that period. We have included the estimated first quarter benefit in our annual earnings guidance. We have not included any expected benefits from additional tax benefits that could be recognized for stock option exercises in 2024 from grants that expire in years after 2024.

Non-GAAP Financial Measures

This press release contains certain non-GAAP measures (adjusted EBITDA, adjusted diluted EPS and projected adjusted diluted EPS). See the addendum to this release for definitions of our non-GAAP measures and reconciliations of our non-GAAP measures to GAAP measures.

About Pool Corporation

POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. As of December 31, 2023, POOLCORP operated 439 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 products to roughly 125,000 wholesale customers. For more information, please visit www.poolcorp.com.

Forward-Looking Statements

This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “should,” “will,” “may,” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions; changes in economic conditions, consumer discretionary spending, the housing market, inflation or interest rates; our ability to maintain favorable relationships with suppliers and manufacturers; the extent to which home-centric trends will moderate or reverse; competition from other leisure product alternatives or mass merchants; our ability to continue to execute our growth strategies; changes in the regulatory environment; new or additional taxes, duties or tariffs; excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2022 Annual Report on Form 10-K, 2023 Quarterly Reports on Form 10-Q and other reports and filings filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP’s subsequent filings with the SEC.

Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022 (1)

Net sales	$1,003,050	$1,095,920	$5,541,595	$6,179,727
Cost of sales	709,275	780,189	3,881,551	4,246,315
Gross profit	293,775	315,731	1,660,044	1,933,412
Percent	29.3%	28.8%	30.0%	31.3%

Selling and administrative expenses	214,431	208,436	913,477	907,629
Operating income	79,344	107,295	746,567	1,025,783
Percent	7.9%	9.8%	13.5%	16.6%

Interest and other non-operating expenses, net	12,104	15,482	58,431	40,911
Income before income taxes and equity in earnings	67,240	91,813	688,136	984,872
Provision for income taxes	15,745	20,076	165,084	236,763
Equity in earnings (loss) of unconsolidated investments, net	(58)	126	177	353
Net income	$51,437	$71,863	$523,229	$748,462

Earnings per share attributable to common stockholders: (2)
Basic	$1.33	$1.84	$13.45	$18.89
Diluted	$1.32	$1.82	$13.35	$18.70
Weighted average common shares outstanding:
Basic	38,372	38,843	38,704	39,409
Diluted	38,648	39,168	38,997	39,806

Cash dividends declared per common share	$1.10	$1.00	$4.30	$3.80

(1)    Derived from audited financial statements.
(2)    Earnings per share under the two-class method is calculated using net income attributable to common stockholders (net income reduced by earnings allocated to participating securities), which was $51.2 million and $71.5 million for the three months ended December 31, 2023 and December 31, 2022, respectively, and $520.5 million and $744.3 million for the years ended December 31, 2023 and December 31, 2022, respectively. Participating securities excluded from weighted average common shares outstanding were 204,000 and 216,000 for the three months ended December 31, 2023 and December 31, 2022, respectively, and 207,000 and 221,000 for the years ended December 31, 2023 and December 31, 2022, respectively.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,	December 31,	Change
	2023	2022 (1)	$	%

Assets
Current assets:
Cash and cash equivalents	$66,540	$45,591	$20,949	46%
Receivables, net (2)	145,723	128,247	17,476	14
Receivables pledged under receivables facility	197,187	223,201	(26,014)	(12)
Product inventories, net (3)	1,365,466	1,591,060	(225,594)	(14)
Prepaid expenses and other current assets	40,444	30,892	9,552	31
Total current assets	1,815,360	2,018,991	(203,631)	(10)

Property and equipment, net	223,929	193,709	30,220	16
Goodwill	700,078	691,993	8,085	1
Other intangible assets, net	298,282	305,450	(7,168)	(2)
Equity interest investments	1,305	1,248	57	5
Operating lease assets	305,688	269,608	36,080	13
Other assets	83,426	84,438	(1,012)	(1)
Total assets	$3,428,068	$3,565,437	$(137,369)	(4)%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$508,672	$406,667	$102,005	25%
Accrued expenses and other current liabilities	134,676	168,521	(33,845)	(20)
Short-term borrowings and current portion of long-term debt	38,203	25,042	13,161	53
Current operating lease liabilities	89,215	75,484	13,731	18
Total current liabilities	770,766	675,714	95,052	14

Deferred income taxes	67,421	58,759	8,662	15
Long-term debt, net	1,015,117	1,361,761	(346,644)	(25)
Other long-term liabilities	40,028	35,471	4,557	13
Non-current operating lease liabilities	221,949	198,538	23,411	12
Total liabilities	2,115,281	2,330,243	(214,962)	(9)
Total stockholders’ equity	1,312,787	1,235,194	77,593	6
Total liabilities and stockholders’ equity	$3,428,068	$3,565,437	$(137,369)	(4)%

(1)Derived from audited financial statements.
(2)The allowance for doubtful accounts was $11.7 million at December 31, 2023 and $9.5 million at December 31, 2022.
(3)The inventory reserve was $23.5 million at December 31, 2023 and $21.2 million at December 31, 2022.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Year Ended
	December 31,
	2023	2022 (1)	Change
Operating activities
Net income	$523,229	$748,462	$(225,233)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	31,585	30,381	1,204
Amortization	8,555	8,644	(89)
Share-based compensation	19,582	14,879	4,703
Equity in earnings of unconsolidated investments, net	(177)	(353)	176
Net (gain) loss on foreign currency transactions	(813)	48	(861)
Goodwill impairment	550	605	(55)
Other	14,369	24,563	(10,194)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	10,108	19,685	(9,577)
Product inventories	231,240	(263,567)	494,807
Prepaid expenses and other assets	57,840	(52,815)	110,655
Accounts payable	96,128	7,597	88,531
Accrued expenses and other liabilities	(103,967)	(53,275)	(50,692)
Net cash provided by operating activities	888,229	484,854	403,375

Investing activities
Acquisition of businesses, net of cash acquired	(11,533)	(9,264)	(2,269)
Purchase of property and equipment, net of sale proceeds	(60,096)	(43,619)	(16,477)
Other investments, net	32	2,013	(1,981)
Net cash used in investing activities	(71,597)	(50,870)	(20,727)

Financing activities
Proceeds from revolving line of credit	1,548,618	1,917,173	(368,555)
Payments on revolving line of credit	(1,815,829)	(1,970,388)	154,559
Proceeds from term loan under credit facility	—	250,000	(250,000)
Payments on term loan under credit facility	(12,500)	—	(12,500)
Proceeds from asset-backed financing	552,500	220,000	332,500
Payments on asset-backed financing	(560,300)	(205,500)	(354,800)
Payments on term facility	(47,313)	(9,250)	(38,063)
Proceeds from short-term borrowings and current portion of long-term debt	19,998	28,445	(8,447)
Payments on short-term borrowings and current portion of long-term debt	(19,338)	(27,675)	8,337
Payments of deferred acquisition consideration	(551)	(1,374)	823
Payments of deferred financing costs	(52)	(170)	118
Proceeds from stock issued under share-based compensation plans	10,455	8,934	1,521
Payments of cash dividends	(167,461)	(150,624)	(16,837)
Repurchases of common stock	(306,359)	(471,229)	164,870
Net cash used in financing activities	(798,132)	(411,658)	(386,474)
Effect of exchange rate changes on cash and cash equivalents	2,449	(1,056)	3,505
Change in cash and cash equivalents	20,949	21,270	(321)
Cash and cash equivalents at beginning of period	45,591	24,321	21,270
Cash and cash equivalents at end of period	$66,540	$45,591	$20,949
(1)    Derived from audited financial statements.

ADDENDUM

Base Business

When calculating our base business results, we exclude sales centers that are acquired, opened in new markets or closed for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

We have not provided separate base business income statements within this press release as our base business results for the quarter and year ended December 31, 2023 closely approximated our consolidated reported results for the same periods, and acquisitions and sales centers excluded from base business contributed less than 1% to the change in net sales.

The table below summarizes the changes in our sales centers during 2023.

December 31, 2022	420
Acquired locations	5
New locations	14
December 31, 2023	439

Reconciliation of Non-GAAP Financial Measures

The non-GAAP measures described below should be considered in the context of all of our other disclosures in this press release.

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest and other non-operating expenses, income taxes, depreciation, amortization, share-based compensation, goodwill and other impairments and equity in earnings or loss of unconsolidated investments.  Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

Adjusted EBITDA is not a measure of performance as determined by generally accepted accounting principles (GAAP). We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, net cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP.

We have included Adjusted EBITDA as a supplemental disclosure because management uses it to monitor our performance, and we believe that it is widely used by our investors, industry analysts and others as a useful supplemental performance measure. We believe that Adjusted EBITDA, when viewed with our GAAP results and the accompanying reconciliations, provides an additional measure that enables management and investors to monitor factors and trends affecting our ability to service debt, pay taxes and fund capital expenditures.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Year Ended December 31,
(in thousands)	2023	2022

Net income	$523,229	$748,462
Add:
Interest and other non-operating expenses (1)	59,244	40,863
Provision for income taxes	165,084	236,763
Share-based compensation	19,582	14,879
Equity in earnings of unconsolidated investments, net	(177)	(353)
Goodwill impairment	550	605
Depreciation	31,585	30,381
Amortization (2)	7,824	7,826
Adjusted EBITDA	$806,921	$1,079,426
(1)Shown net of (gains) losses on foreign currency transactions of $(813) for 2023 and $48 for 2022.
(2)Excludes amortization of deferred financing costs of $731 for 2023 and $818 for 2022, which is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

Adjusted Diluted EPS

We have included adjusted diluted EPS, a non-GAAP financial measure, in this press release as a supplemental disclosure, because we believe this measure is useful to management, investors and others in assessing our period-over-period operating performance.

Adjusted diluted EPS is a key measure used by management to demonstrate the impact of tax benefits from ASU 2016-09 on our diluted EPS and to provide investors and others with additional information about our potential future operating performance to supplement GAAP measures.

We believe this measure should be considered in addition to, not as a substitute for, diluted EPS presented in accordance with GAAP, and in the context of our other disclosures in this press release. Other companies may calculate this non-GAAP financial measure differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of diluted EPS to adjusted diluted EPS.

	Three Months Ended		Year Ended
(Unaudited)	December 31,		December 31,
	2023	2022	2023	2022
Diluted EPS	$1.32	$1.82	$13.35	$18.70
Less: ASU 2016-09 tax benefit	0.02	0.03	0.17	0.27
Adjusted diluted EPS	$1.30	$1.79	$13.18	$18.43

Adjusted 2024 Diluted EPS Guidance

Please see page 3 for a reconciliation of projected 2024 diluted EPS to adjusted projected 2024 diluted EPS. We have included adjusted projected 2024 diluted EPS, which is a non-GAAP financial measure, in this press release as a supplemental disclosure to demonstrate the impact of projected tax benefits from ASU 2016-09 on our projected 2024 diluted EPS and to provide investors and others with additional information about our potential future operating performance. We believe adjusted projected 2024 diluted EPS should be considered in addition to, not as a substitute for, projected 2024 diluted EPS presented in accordance with GAAP and in the context of our other forward-looking and cautionary statements in this press release.